Pricing Supplement No. 35          Filing under Rule 424(b)(3)
Dated October 6, 1995           Registration File No. 33-43443

(To Prospectus dated November 5, 1991 and
Prospectus Supplement dated November 6, 1991)


                       U.S. $1,250,000,000

                     REYNOLDS METALS COMPANY

                        Medium-Term Notes


Principal Amount: $10,000,000            Floating Rate Note: N/A
Interest Rate (if fixed rate):  5.89%      Interest rate basis: N/A
Stated Maturity:  October 15, 1996         __Commercial Paper Rate
Specified Currency: U.S. dollars           __Prime Rate
Applicable Exchange Rate (if any): N/A     __LIBOR
  U.S. $1.00 =                             __Treasury Rate
Issue price (as a percentage of            __CD Rate
  principal amount): 100%                  __Federal Funds Rate
Selling Agent's commission (%):  N/A       __Other:
Purchasing Agent's discount                Index Maturity: N/A
  or commission (%):  .150%                Spread: N/A
Net proceeds to the Company (%): 99.850%   Spread Multiplier: N/A
Settlement date (original                  Maximum Rate: N/A
  issue date):  October 12, 1995           Minimum Rate: N/A
Redemption Commencement                    Initial Interest Rate: N/A
  Date (if any): N/A                       Interest Reset Date(s): N/A
Put Right of Holders upon                  Interest Determination
  a Designated Event and                    Date(s): N/A
  a Rating Decline:  Applicable            Calculation Date(s): N/A
Book-Entry Note: Applicable              Interest Payment Date(s): A/S
CUSIP No.:  76176L FB2                   Regular Record Date(s): A/S


     As of the date of this Pricing Supplement, (i) the aggregate principal amount of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $1,500,000,000 and (ii) the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities which have been sold (including the Notes to which this Pricing Supplement relates) is $1,499,750,000.

     "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".



                      GOLDMAN, SACHS & CO.
                       MERRILL LYNCH & CO.